Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

FOR RELEASE:	April 30, 2014	CONTACT:	Dale C. Davies
636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS FIRST QUARTER RESULTS
First Quarter 2014 Highlights

•	Quarterly Earnings Per Share of $0.97 vs. prior year of $0.84 - up 15%

•	Quarterly Adjusted EBITDA of $47.6 million vs. prior year of $42.8 million - up 11%

•	Quarterly Operating Margin of 20% vs. prior year of 16%

•	1,610 railcars shipped in Q1 2014
St. Charles, MO, April 30, 2014 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its first quarter 2014 financial results. “We are pleased with another quarter of strong earnings and operating results driven by the continued strength of tank railcar shipments. During the first quarter we had a high mix of tank railcars added to our lease fleet at favorable lease rates. The investment in more tank railcars for our lease fleet is expected to provide significant future cash flow and earnings for our Company.” said Jeff Hollister, President and Interim CEO of ARI.
First Quarter Summary
Total consolidated revenues were $182.1 million for the first quarter of 2014. Consolidated revenues exclude $64.0 million of estimated revenues related to railcars built for our lease fleet. Estimated revenues related to railcars built for the Company's lease fleet increased due to a higher quantity of tank railcars shipped for lease, partially offset by a lower quantity of hopper railcars shipped for the Company's lease fleet. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales, but rather as lease revenues in accordance with the terms of the contract over the life of the lease.
Total consolidated revenues for the first quarter of 2014 decreased by $13.0 million compared to the first quarter of 2013 primarily due to decreased revenues for the Manufacturing segment, which were driven by an increased amount of tank railcars shipped for our lease fleet relative to direct sale shipments and the timing of certain hopper railcar shipments. The decrease in our Manufacturing segment was partially offset by increases in revenues for our Railcar Leasing and Railcar Services segments.
Manufacturing revenues were $154.0 million for the first quarter of 2014, a decrease of $19.0 million compared to the same period in 2013, for the reasons noted above. During the first quarter of 2014, ARI shipped approximately 1,130 direct sale railcars and approximately 480 railcars built for the Company's lease fleet, compared to approximately 1,370 direct sale railcars and approximately 530 railcars built for the lease fleet during the same period in 2013. Railcars built for the lease fleet represented 30% of ARI’s railcar shipments during the first quarter of 2014 compared to 28% for the same period in 2013.
Railcar Leasing revenues were $11.7 million for the first quarter of 2014, an increase of 80% over the $6.5 million for the comparable period in 2013. The primary reasons for the increase in revenue were an increase in the number of railcars on lease and higher average lease rates. ARI had approximately 4,930 railcars in its lease fleet as of March 31, 2014, compared to approximately 3,120 railcars as of March 31, 2013.
Railcar Services revenues for the first quarter of 2014 were $16.4 million, an increase of 5% over the $15.6 million for the same period in 2013. The increase is largely a result of higher demand for paint and lining work at the Company's repair facilities.

Consolidated earnings from operations for the first quarter of 2014 were $36.5 million, an increase of 17% over the $31.2 million for the same period in 2013. Consolidated operating margins were 20% for the first quarter of 2014 compared to 16% for the comparable quarter of 2013. The increase in consolidated earnings from operations was primarily due to increased earnings in the Company’s Railcar Leasing segment and a decrease in the Company’s selling, general and administrative expenses, as discussed below.
Manufacturing earnings from operations were $33.7 million for the first quarter of 2014 compared to $34.0 million for the same period in 2013. This decrease was due primarily to lower direct sale railcar shipments, as discussed above, partially offset by strong general market conditions for tank railcars. Estimated profit on railcars built for the Company’s lease fleet of $19.7 million and $9.8 million are excluded from manufacturing earnings from operations for the first quarter of 2014 and 2013, respectively. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar Leasing earnings from operations were $6.2 million for the first quarter of 2014 compared to $2.2 million for the same period in 2013. This increase was due to the growth in the number of railcars in the Company's lease fleet and higher average lease rates.
The Company's total consolidated selling, general and administrative costs decreased by 17% for the three months ended March 31, 2014, compared to the same period in 2013. This decrease was driven by a decrease in share-based compensation expense. While the Company’s share-based compensation expense fluctuates with the stock price, past exercises of stock appreciation rights (SARs) have resulted in fewer SARs outstanding, which has reduced the impact that the stock price has on the Company's financial results.
EBITDA, adjusted to exclude share-based compensation expense and other income related to the Company's short-term investments (Adjusted EBITDA), was $47.6 million for the first quarter of 2014 compared to $42.8 million for the comparable quarter of 2013. The increase resulted primarily from increased consolidated earnings from operations. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Interest expense was $1.7 million for the first quarter of 2014 compared to $3.0 million in the comparable period in 2013. The decrease was the result of a more favorable rate obtained on the Company's refinanced lease fleet financing facility, partially offset by a higher average debt balance, as a result of increased borrowings under the Company's refinanced facility, as discussed below. The refinancing transaction during the first quarter of 2014 resulted in a $1.9 million non-cash charge related to the accelerated write-off of deferred debt issuance costs incurred in connection with the original 2012 lease fleet financing. During the first quarter of 2013, the Company redeemed $175.0 million of the aggregate principal amount of its 7.5% senior unsecured notes (Notes), resulting in a $0.4 million non-cash charge related to the accelerated write-off of the remainder of deferred debt issuance costs incurred in connection with the Notes.
Net earnings for the first quarter of 2014 were $20.8 million, or $0.97 per share, compared to $17.9 million, or $0.84 per share in the same period in 2013. This increase was driven primarily by increased consolidated earnings from operations, as discussed above.
Cash Flow and Liquidity

As of March 31, 2014, ARI had working capital of $245.3 million, including $154.5 million of cash and cash equivalents. Net cash used during the first quarter of 2014 was $7.4 million primarily due to changes in various operating assets and liabilities, including accounts receivable and inventories, due to the timing of shipments and customer payments. In January 2014, the Company refinanced its original 2012 lease fleet financing facility to increase borrowing capacity, extend the term and lower the interest rate. The refinancing provided the Company with net cash of $122.2 million. As of March 31, 2014, ARI had $316.9 million of debt outstanding under the refinanced lease fleet financing facility.

At the board meeting in April, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of June 17, 2014 that will be paid on July 1, 2014.

Backlog

ARI’s backlog as of March 31, 2014 was approximately 8,600 railcars, including approximately 2,840 railcars for lease. ARI had approximately 8,560 railcars in its backlog as of December 31, 2013, including approximately 2,330 railcars for lease.

Conference Call and Webcast
ARI will host a webcast and conference call on Thursday, May 1, 2014 at 10:00 am (Eastern Time) to discuss the Company’s first quarter 2014 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also sell and lease railcars manufactured by the Company to certain markets. In addition, ARI provides railcar services consisting of railcar repair services, engineering and field services, and fleet management services. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com.
Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding industry trends, anticipated customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, anticipated benefits regarding the growth of the Company’s leasing business and the mix of railcars in our lease fleet, anticipated future production rates, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: basing financial or other information on judgments or estimates based on future performance or events; the impact of an economic downturn, adverse market conditions and restricted credit markets; prospects in light of the cyclical nature of ARI’s business; the health of and prospects for the overall railcar industry; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the conversion of ARI’s railcar backlog into revenues; anticipated trends relating to shipments, leasing, railcar services, revenues, financial condition or results of operations; the Company’s ability to manage overhead and variations in production rates; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, the chairman of ARI’s board of directors and, through Icahn Enterprises L.P., ARI’s principal beneficial stockholder, and certain of his affiliates; the anticipated production schedules for our products and the anticipated capital needs, and production schedules of our joint ventures; the risks associated with the Company's current joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the risk of the lack of acceptance of new railcar offerings by ARI’s customers, the risk of initial production costs for the Company’s new railcar offerings being significantly higher than expected; the sufficiency of the Company’s liquidity and capital resources; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our indebtedness and compliance with covenants contained in the Company’s financing arrangement; the impact and costs and expenses of any litigation ARI may be subject to now or in the future; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$154,488	$97,252
Restricted cash	7,277	3,908
Accounts receivable, net	62,742	21,939
Accounts receivable, due from related parties	15,308	16,402
Inventories, net	106,012	90,185
Deferred tax assets	7,688	9,060
Prepaid expenses and other current assets	6,460	6,500
Total current assets	359,975	245,246
Property, plant and equipment, net	158,269	159,375
Railcars on operating leases, net	413,168	372,551
Deferred debt issuance costs	2,445	2,026
Goodwill	7,169	7,169
Investments in and loans to joint ventures	29,684	31,430
Other assets	4,064	7,812
Total assets	$974,774	$825,609
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$63,190	$52,772
Accounts payable, due to related parties	1,917	1,410
Accrued expenses and taxes	22,358	20,216
Accrued compensation	16,592	16,071
Short-term debt, including current portion of long-term debt	10,612	6,655
Total current liabilities	114,669	97,124
Long-term debt, net of current portion	306,301	188,103
Deferred tax liability	101,749	99,212
Pension and post-retirement liabilities	4,343	4,718
Other liabilities	2,006	2,550
Total liabilities	529,068	391,707
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of both March 31, 2014 and December 31, 2013	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	207,803	195,574
Accumulated other comprehensive loss	(1,919)	(1,494)
Total stockholders’ equity	445,706	433,902
Total liabilities and stockholders’ equity	$974,774	$825,609

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Manufacturing (including revenues from affiliates of $41,235 and $63,078 for the three months ended March 31, 2014 and 2013, respectively)	$153,963	$172,975
Railcar Leasing	11,746	6,543
Railcar Services (including revenues from affiliates of $3,963 and $4,608 for the three months ended March 31, 2014 and 2013, respectively)	16,406	15,592
Total revenues	182,115	195,110
Cost of revenues:
Manufacturing	(118,365)	(137,123)
Railcar Leasing	(4,491)	(2,904)
Railcar Services	(13,365)	(12,589)
Total cost of revenues	(136,221)	(152,616)
Gross profit	45,894	42,494
Selling, general and administrative	(9,387)	(11,265)
Earnings from operations	36,507	31,229
Interest income (including income from related parties of $627 and $681 for the three months ended March 31, 2014 and 2013, respectively)	641	691
Interest expense	(1,672)	(3,000)
Loss on debt extinguishment	(1,896)	(392)
Other income	5	1,996
Loss from joint ventures	(601)	(973)
Earnings before income taxes	32,984	29,551
Income tax expense	(12,214)	(11,614)
Net earnings	$20,770	$17,937
Net earnings per common share—basic and diluted	$0.97	$0.84

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
	(in thousands)
Three Months Ended March 31, 2014
Manufacturing	$153,963	$64,029	$217,992	$33,655	$19,730	$53,385
Railcar Leasing	11,746	—	11,746	6,230	31	6,261
Railcar Services	16,406	132	16,538	2,181	38	2,219
Corporate/Eliminations	—	(64,161)	(64,161)	(5,559)	(19,799)	(25,358)
Total Consolidated	$182,115	$—	$182,115	$36,507	$—	$36,507
Three Months Ended March 31, 2013
Manufacturing	$172,975	$55,408	$228,383	$33,979	$9,782	$43,761
Railcar Leasing	6,543	—	6,543	2,163	4	2,167
Railcar Services	15,592	49	15,641	2,305	43	2,348
Corporate/Eliminations	—	(55,457)	(55,457)	(7,218)	(9,829)	(17,047)
Total Consolidated	$195,110	$—	$195,110	$31,229	$—	$31,229

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2014	2013
Operating activities:
Net earnings	$20,770	$17,937
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	7,683	6,535
Amortization of deferred costs	109	183
Loss on disposal of property, plant and equipment	45	—
Loss from joint ventures	601	973
Provision for deferred income taxes	3,892	10,287
Adjustment to allowance for doubtful accounts receivable	31	(12)
Items related to investing activities:
Realized and unrealized gains on short-term investments - available for sale securities	—	(141)
Items related to financing activities:
Loss on debt extinguishment	1,896	392
Changes in operating assets and liabilities:
Accounts receivable, net	(40,846)	3,754
Accounts receivable, due from related parties	1,035	(10,128)
Inventories, net	(15,874)	23,793
Prepaid expenses and other current assets	(3,243)	(2,877)
Accounts payable	10,423	(20,441)
Accounts payable, due to related parties	507	(2,061)
Accrued expenses and taxes	2,679	(4,572)
Other	2,883	(5,046)
Net cash (used in) provided by operating activities	(7,409)	18,576
Investing activities:
Purchases of property, plant and equipment	(3,585)	(6,141)
Capital expenditures - leased railcars	(43,947)	(43,619)
Proceeds from the sale of short-term investments - available for sale securities	—	12,699
Proceeds from repayments of loans by joint ventures	1,125	500
Investments in and loans to joint ventures	—	(136)
Net cash used in investing activities	(46,407)	(36,697)
Financing activities:
Repayments of long-term debt	(196,527)	(175,328)
Proceeds from long-term debt	318,682	50,000
Change in interest reserve related to long-term debt	(87)	—
Payment of common stock dividends	(8,541)	(5,338)
Debt issuance costs	(2,403)	(212)
Net cash provided by (used in) financing activities	111,124	(130,878)
Effect of exchange rate changes on cash and cash equivalents	(72)	(42)
Increase (Decrease) in cash and cash equivalents	57,236	(149,041)
Cash and cash equivalents at beginning of period	97,252	205,045
Cash and cash equivalents at end of period	$154,488	$56,004

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended March 31,
	2014	2013
Net earnings	$20,770	$17,937
Income tax expense	12,214	11,614
Interest expense	1,672	3,000
Loss on debt extinguishment	1,896	392
Interest income	(641)	(691)
Depreciation	7,683	6,535
EBITDA	$43,594	$38,787
Other income related to short-term investments	—	(2,008)
Expense related to stock appreciation rights compensation	4,006	6,008
Adjusted EBITDA	$47,600	$42,787

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense associated with share-based compensation, and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock, short-term investments and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.